EXHIBIT 99.1
                                  ------------

[LOGO]  CONSTELLATION
NEWS RELEASE                                     CONTACTS:

                                                 Media Relations:
                                                 Philippa Dworkin - 585-218-3733

                                                 Investor Relations:
                                                 Mark Maring - 585-218-3668

               CONSTELLATION REPORTS FOURTH QUARTER AND FULL YEAR
                                FINANCIAL RESULTS

               Strong sales across categories drive record results

     FAIRPORT, N.Y., APRIL 7, 2004 - Constellation Brands, Inc. (NYSE: STZ, ASX:
CBR), a leading international producer and marketer of beverage alcohol brands, today reported record net sales for its fiscal year and fourth quarter ended February 29, 2004.
     Chairman and Chief Executive Officer Richard Sands said, "Fiscal 2004 was a year in which Constellation Brands strengthened its already solid foundation to ensure long-term growth in sales and earnings. With the acquisition of Hardy transforming Constellation into the world's largest wine company, and the restructuring of our global wine business to create more nimble, customer and consumer focused sales, marketing and production companies, we are well poised to fully exploit our strengths in product breadth and organizational scale to continue to deliver profitable growth. In imported beer we continued to lead the category with double-digit growth and Corona continuing to hold the positions of #1 import and the #7 beer overall. In spirits we saw a multitude of successful new product launches all geared to meet changing consumer consumption patterns. In fiscal 2005 we are focusing investment behind our brands, particularly imported beer, Australian wine and premium California wine to drive long-term growth in sales and earnings."
     Net sales increased 30 percent for fiscal 2004 to $3.55 billion and 35 percent for the fourth quarter to $881 million. The increase in net sales for both periods was driven primarily by the addition of wine sales from the Hardy acquisition and strong sales from imported beer, premium California wine and the U.K. wholesale business. Currency contributed three percent of the increase for fiscal 2004 and four percent of the increase for the quarter. The quarter was also positively impacted one percent due to the relief from certain excise tax, duty and other costs incurred in prior years (see "Items Affecting Comparability").
     Pro forma net sales for the year, which include $478 million of Hardy sales for the same prior year eleven month period, increased 11 percent, including a positive four percent impact from currency. For the quarter, including $113 million of Hardy sales in the prior year period, pro forma net sales increased 15 percent, including a positive six percent impact from currency and one percent due to the relief from certain excise tax, duty and other costs incurred in prior years.
     Net income as reported under generally accepted accounting principles ("reported") for the fiscal year increased eight percent to $220 million and reported diluted earnings per share declined six percent to $2.06. Fiscal 2004 reported results include restructuring and related charges and net unusual costs of $46 million after tax and $0.43 per share. Fiscal 2003 reported results were positively impacted by $11 million after tax and $0.12 per share as a result of a gain on derivative instruments, partially offset by restructuring and related charges. Net income on a comparable basis, excluding the restructuring and related charges and net unusual costs or gains, increased 39 percent to $267 million and comparable diluted earnings per share increased 20 percent to reach a record $2.49 per share.
     For the quarter, reported net income increased 21 percent to $63 million and reported diluted earnings per share declined two percent to $0.55 per share. Reported results were positively impacted by one million dollars after tax and $0.01 per share as a result of net unusual gains, partially offset by restructuring and related charges. The prior year's fourth quarter reported results were positively impacted by $11 million after tax and $0.12 per share as a result of a gain on derivative instruments, partially offset by restructuring and related charges. On a comparable basis, net income increased 51 percent and diluted earnings per share increased 23 percent to reach a record $0.54 per share.
     Net sales, net income and diluted earnings per share on a comparable basis exclude restructuring and related charges and net unusual costs or gains. The
Company discusses results on a comparable basis in order to give investors better insight on underlying business trends from continuing operations. A table reconciling these measures and other related financial measures to reported results for the quarter and fiscal year is included in this release. For a detailed discussion of these items, please see the section "Items Affecting Comparability" following the financial statements.
     The Company's measure of segment sales and profitability excludes restructuring and related charges and net unusual costs or gains, which is consistent with the measure used by management to evaluate results.

FULL YEAR RESULTS
CONSTELLATION BEERS AND SPIRITS RESULTS
     Net sales for the fiscal year grew eight percent to reach $1.15 billion as a result of an 11 percent increase in beer sales and a one percent increase in spirits sales. The 11 percent increase in beer sales was primarily driven by volume gains on Corona Extra, Corona Light, Modelo Especial and Pacifico.
Spirit sales grew one percent as a three percent increase in branded spirits sales was partially offset by lower bulk whisky and contract production sales. The three percent increase in branded spirits sales was due to higher volume and a favorable mix toward higher priced spirits brands, including Black Velvet Canadian Whisky, Montezuma Tequila, Chi-Chi's prepared cocktails and the 99 Cordials range. The decline in bulk whisky and contract production sales was due primarily to a large spot bulk whisky sale in the prior year.
     Operating income increased 16 percent for the fiscal year to $253 million. The growth in operating income was primarily the result of higher sales, favorable spirits mix and lower average spirits costs, particularly tequila, and favorable beer pricing.

CONSTELLATION WINES RESULTS
     Net sales for fiscal 2004 increased $723 million, or 43 percent to reach $2.40 billion. This increase was driven primarily by the addition of sales from the Hardy acquisition. Pro forma net sales, which include $478 million of Hardy sales for the same prior year eleven month period, increased 11 percent driven by solid growth in branded wine and wholesale and other, and a positive six percent impact from currency. Pro forma branded wine sales grew eight percent, driven by growth of Australian and California wine in the U.K. and premium wine in the U.S., and a positive six percent impact from currency.
     Driven by increased market share and the addition of new accounts, the U.K. wholesale business grew 21 percent, including a positive nine percent impact from currency.
     Operating income for the fiscal year was $348 million, an increase of 55 percent. The increase was driven primarily by the additional sales from the Hardy acquisition.

CORPORATE OPERATIONS AND OTHER RESULTS
     Corporate expenses increased 27 percent to $42 million. The increase was due primarily to an increase in general corporate expenses to support the Company's growth.

FOURTH QUARTER RESULTS
CONSTELLATION BEERS AND SPIRITS RESULTS
     Net sales for the quarter grew nine percent to reach $243 million. An 11 percent increase in beer sales and a three percent increase in spirits sales drove the growth. The increase in beer sales was driven primarily by volume gains. The Company expects first quarter fiscal 2005 beer volumes to be below normal trends due to strong wholesaler demand of Mexican beers prior to the Company's price increase, which began to take effect in January 2004. The three percent increase in spirits sales was primarily due to higher contract production sales.
     Operating income grew 19 percent to reach $50 million for the fourth quarter due primarily to higher sales, favorable spirits mix and lower average spirits costs, particularly tequila, and favorable beer pricing.

CONSTELLATION WINES RESULTS
     Net sales for fourth quarter 2004 were $629 million compared to $429 million the prior year, an increase of 47 percent. This increase was driven primarily by the addition of sales from the Hardy acquisition, as well as premium wine sales in the U.S. and the U.K. wholesale business. Pro forma net sales for fourth quarter 2004, which include $113 million of Hardy sales in the prior year period, increased 16 percent driven by increases in branded wines and the U.K. wholesale business, and a positive eight percent impact from currency.
     On a pro forma basis, including $108 million of Hardy branded wine sales in the prior year period and excluding a positive six percent impact from currency, branded wines increased by four percent as a result of:
- 12 percent growth in wine in the United Kingdom, led by Australian brands Hardys Stamp, Banrock Station and Hardy VR, and California brand Echo Falls, and
- 19 percent growth in premium wines in the United States from brands such as Ravenswood, Blackstone, Simi and Franciscan from California, and Alice White from Australia.
     Operating income for the quarter was $90 million, an increase of 55 percent. The increase was driven primarily by the additional sales from the Hardy acquisition.

CORPORATE OPERATIONS AND OTHER RESULTS
     Corporate expenses were $11 million compared to $10 million in the prior year. The increase was due primarily to an increase in general corporate expenses to support the Company's growth.

OUTLOOK
     The following statements are management's current diluted earnings per share expectations both on a reported basis and comparable basis for the first quarter ending May 31, 2004 and fiscal year ending February 28, 2005:
     Diluted earnings per share on a reported basis for first quarter 2005 are expected to be within a range from $0.39 to $0.42 versus $0.41 for first quarter 2004.
- Diluted earnings per share on a reported basis for fiscal 2005 are expected to be within a range from $2.39 to $2.49 versus $2.06 for fiscal 2004.
- Diluted earnings per share on a comparable basis for first quarter 2005 are expected to be within a range from $0.48 to $0.51 versus $0.49 for first quarter 2004.
- Diluted earnings per share on a comparable basis for fiscal 2005 are expected to be within a range from $2.55 to $2.65 versus $2.49 for fiscal 2004.
     A reconciliation of reported estimates to comparable estimates is included in this media release.

ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation's portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.

FORWARD-LOOKING STATEMENTS
     The statements made under the heading Outlook (collectively, the "Outlook"), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
     During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the Company's quiet period, beginning May 17, 2004, the public can continue to rely on the Outlook as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning May 17, 2004, Constellation will observe a "quiet period" during which the Outlook no longer constitutes the Company's current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the Company.
     The Company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated diluted earnings per share on a reported basis for first quarter 2005 and fiscal 2005, and (ii) the Company's estimated diluted earnings per share on a comparable basis for first quarter 2005 and fiscal 2005, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company's competitors; raw material supply, production or shipment difficulties could adversely affect the Company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

                            CONFERENCE CALL DETAILS

     A conference call to discuss the quarter and full year results will be hosted by Chairman & CEO Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Wednesday, April 7, 2004 at 5:00 p.m. (Eastern). The conference call can be accessed by dialing 412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call are available on the Internet at Constellation's web site: www.cbrands.com under "Investors."


                    CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in thousands)

                                              February 29, 2004   February 28, 2003
                                              -----------------   -----------------
           ASSETS
           ------
CURRENT ASSETS:
  Cash and cash investments                   $          37,136   $          13,810
  Accounts receivable, net                              635,910             399,095
  Inventories, net                                    1,261,378             819,912
  Prepaid expenses and other                            137,047              97,284
                                              -----------------   -----------------
    Total current assets                              2,071,471           1,330,101
PROPERTY, PLANT AND EQUIPMENT, net                    1,097,362             602,469
GOODWILL                                              1,540,637             722,223
INTANGIBLE ASSETS, net                                  744,978             382,428
OTHER ASSETS                                            104,225             159,109
                                              -----------------   -----------------
  Total assets                                $       5,558,673   $       3,196,330
                                              =================   =================

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
CURRENT LIABILITIES:
  Notes payable to banks                      $           1,792   $           2,623
  Current maturities of long-term debt                  267,245              71,264
  Accounts payable                                      270,291             171,073
  Accrued excise taxes                                   48,465              36,421
  Other accrued expenses and liabilities                442,009             303,827
                                              -----------------   -----------------
    Total current liabilities                         1,029,802             585,208
LONG-TERM DEBT, less current maturities               1,778,853           1,191,631
DEFERRED INCOME TAXES                                   187,410             145,239
OTHER LIABILITIES                                       184,989              99,268
STOCKHOLDERS' EQUITY                                  2,377,619           1,174,984
                                              -----------------   -----------------
  Total liabilities and stockholders' equity  $       5,558,673   $       3,196,330
                                              =================   =================


                          CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF INCOME
                                      ON A REPORTED BASIS
                             (in thousands, except per share data)

                                                          For the Three        For the Three
                                                           Months Ended         Months Ended      Percent
                                                        February 29, 2004    February 28, 2003    Change
                                                        -----------------    -----------------    -------

Sales                                                   $       1,114,972    $         853,863        31%
Excise taxes                                                     (233,657)            (200,829)       16%
                                                        -----------------    -----------------
Net sales                                                         881,315              653,034        35%
Cost of product sold                                             (637,760)            (475,801)       34%
                                                        -----------------    -----------------
  Gross profit                                                    243,555              177,233        37%
Selling, general and administrative expenses                     (108,849)             (87,146)       25%
Restructuring and related charges                                  (3,667)              (4,764)      -23%
                                                        -----------------    -----------------
  Operating income                                                131,039               85,323        54%
Gain on change in fair value of derivative instruments               -                  23,129      -100%
Equity in (loss) earnings of joint ventures                          (423)               2,143      -120%
Interest expense, net                                             (32,453)             (24,893)       30%
                                                        -----------------    -----------------
  Income before income taxes                                       98,163               85,702        15%
Provision for income taxes                                        (35,342)             (33,681)        5%
                                                        -----------------    -----------------
  Net income                                                       62,821               52,021        21%
Dividends on preferred stock                                       (2,452)                -           N/A
                                                        -----------------    -----------------
  Income available to common stockholders               $          60,369    $          52,021        16%
                                                        =================    =================


Earnings per common share:
  Basic                                                 $            0.57    $            0.57         0%
  Diluted                                               $            0.55    $            0.56        -2%

Weighted average common shares outstanding:
  Basic                                                           106,141               90,586        17%
  Diluted                                                         114,657               93,209        23%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                      $         178,421    $         160,908        11%
    Spirits                                                        64,677               62,926         3%
                                                        -----------------    -----------------
      Net sales                                         $         243,098    $         223,834         9%
  Constellation Wines
    Branded wine                                        $         394,580    $         250,055        58%
    Wholesale and other                                           234,452              179,145        31%
                                                        -----------------    -----------------
      Net sales                                         $         629,032    $         429,200        47%
                                                        -----------------    -----------------
  Unusual gains (a)                                     $           9,185    $            -           N/A
                                                        -----------------    -----------------
Consolidated net sales                                  $         881,315    $         653,034        35%
                                                        =================    =================

Operating income:
  Constellation Beers and Spirits                       $          50,305    $          42,415        19%
  Constellation Wines                                              89,924               58,044        55%
  Corporate Operations and Other                                  (10,739)             (10,372)        4%
  Restructuring and related charges
    and unusual gains (costs) (b)                                   1,549               (4,764)     -133%
                                                        -----------------    -----------------
Consolidated operating income                           $         131,039    $          85,323        54%
                                                        =================    =================

(a) Unusual gains included in net sales for the three months ended February 29, 2004, consist of the relief from certain excise tax, duty and other costs incurred in prior year periods.

(b) Restructuring and related charges and unusual gains (costs) for the three months ended February 29, 2004, include the relief from certain excise tax, duty and other costs incurred in prior year periods of $10,434, partially offset by the flow through of inventory step-up associated with the Hardy acquisition of $5,218 and restructuring and related charges of $3,667. Restructuring and related charges and unusual gains (costs) for the three months ended February 28, 2003, include restructuring and related charges of $4,764.



                               CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF INCOME
                                           ON A REPORTED BASIS
                                  (in thousands, except per share data)

                                                            For the Year         For the Year
                                                                Ended                Ended          Percent
                                                          February 29, 2004    February 28, 2003    Change
                                                          -----------------    -----------------    -------
Sales                                                     $       4,469,270    $       3,583,082        25%
Excise taxes                                                       (916,841)            (851,470)        8%
                                                          -----------------    -----------------
Net sales                                                         3,552,429            2,731,612        30%
Cost of product sold                                             (2,576,641)          (1,970,897)       31%
                                                          -----------------    -----------------
  Gross profit                                                      975,788              760,715        28%
Selling, general and administrative expenses                       (457,277)            (350,993)       30%
Restructuring and related charges                                   (31,154)              (4,764)      554%
                                                          -----------------    -----------------
  Operating income                                                  487,357              404,958        20%
Gain on change in fair value of derivative instruments                1,181               23,129       -95%
Equity in earnings of joint ventures                                    542               12,236       -96%
Interest expense, net                                              (144,683)            (105,387)       37%
                                                          -----------------    -----------------
  Income before income taxes                                        344,397              334,936         3%
Provision for income taxes                                         (123,983)            (131,630)       -6%
                                                          -----------------    -----------------
  Net income                                                        220,414              203,306         8%
Dividends on preferred stock                                         (5,746)                -           N/A
                                                          -----------------    -----------------
  Income available to common stockholders                 $         214,668    $         203,306         6%
                                                          =================    =================


Earnings per common share:
  Basic                                                   $            2.13    $            2.26        -6%
  Diluted                                                 $            2.06    $            2.19        -6%

Weighted average common shares outstanding:
  Basic                                                             100,702               89,856        12%
  Diluted                                                           106,948               92,746        15%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                        $         862,637    $         776,006        11%
    Spirits                                                         284,551              282,307         1%
                                                          -----------------    -----------------
      Net sales                                           $       1,147,188    $       1,058,313         8%
  Constellation Wines
    Branded wine                                          $       1,549,750    $         983,505        58%
    Wholesale and other                                             846,306              689,794        23%
                                                          -----------------    -----------------
      Net sales                                           $       2,396,056    $       1,673,299        43%
                                                          -----------------    -----------------
  Unusual gains (a)                                       $           9,185    $            -           N/A
                                                          -----------------    -----------------
Consolidated net sales                                    $       3,552,429    $       2,731,612        30%
                                                          =================    =================

Operating income:
  Constellation Beers and Spirits                         $         252,533    $         217,963        16%
  Constellation Wines                                               348,132              224,556        55%
  Corporate Operations and Other                                    (41,717)             (32,797)       27%
  Restructuring and related charges
    and unusual costs (b)                                           (71,591)              (4,764)     1403%
                                                          -----------------    -----------------
Consolidated operating income                             $         487,357    $         404,958        20%
                                                          =================    =================

(a) Unusual gains included in net sales for the year ended February 29, 2004, consist of the relief from certain excise tax, duty and other costs incurred in prior year periods.

(b) Restructuring and related charges and unusual costs for the year ended February 29, 2004, include the flow through of inventory step-up associated with the Hardy acquisition of $22,472, financing costs of $11,572, and restructuring and related charges of $47,981, partially offset by the relief from certain excise tax, duty and other costs incurred in prior year periods of $10,434. Restructuring and related charges and unusual costs for the year ended February 28, 2003, include restructuring and related charges of $4,764.



                                CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (in thousands)

                                                            For the Year         For the Year
                                                                Ended                Ended
                                                          February 29, 2004    February 28, 2003
                                                          -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              $         220,414    $         203,306

  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation of property, plant and equipment                  80,079               54,147
      Deferred tax provision                                         28,044               21,050
      Amortization of intangible and other assets                    21,875                5,942
      Loss on sale of assets and restructuring charges                5,127                7,263
      Loss on extinguishment of debt                                    800                 -
      Stock-based compensation expense                                  233                  100
      Amortization of discount on long-term debt                         93                   60
      Gain on change in fair value of
        derivative instruments                                       (1,181)             (23,129)
      Equity in earnings of joint ventures                             (542)             (12,236)
      Change in operating assets and liabilities,
        net of effects from purchases of businesses:
          Accounts receivable, net                                  (63,036)               6,164
          Inventories, net                                           96,051              (40,676)
          Prepaid expenses and other current assets                   2,192              (11,612)
          Accounts payable                                          (61,647)              10,135
          Accrued excise taxes                                        7,658              (25,029)
          Other accrued expenses and liabilities                     14,771               42,882
          Other assets and liabilities, net                         (10,624)              (2,314)
                                                          -----------------    -----------------
            Total adjustments                                       119,893               32,747
                                                          -----------------    -----------------
            Net cash provided by operating activities               340,307              236,053
                                                          -----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of businesses, net of cash acquired                  (1,069,470)                -
  Purchases of property, plant and equipment                       (105,094)             (71,575)
  Payment of accrued earn-out amount                                 (2,035)              (1,674)
  Proceeds from sale of assets                                       13,449                1,288
  Proceeds from sale of business                                      3,814                 -
  Proceeds from sale of marketable equity securities                    849                 -
                                                          -----------------    -----------------
            Net cash used in investing activities                (1,158,487)             (71,961)
                                                          -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                        1,600,000               10,000
  Proceeds from equity offerings, net of fees                       426,086                 -
  Exercise of employee stock options                                 36,017               28,706
  Proceeds from employee stock purchases                              3,481                2,885
  Principal payments of long-term debt                           (1,282,274)            (151,134)
  Payment of issuance costs of long-term debt                       (33,748)                 (20)
  Payment of dividend                                                (3,295)                -
  Net repayments of notes payable                                    (1,113)             (51,921)
                                                          -----------------    -----------------
            Net cash provided by (used in)
              financing activities                                  745,154             (161,484)
                                                          -----------------    -----------------

Effect of exchange rate changes on cash
  and cash investments                                               96,352                2,241
                                                          -----------------    -----------------

NET INCREASE IN CASH AND CASH INVESTMENTS                            23,326                4,849
CASH AND CASH INVESTMENTS, beginning of period                       13,810                8,961
                                                          -----------------    -----------------
CASH AND CASH INVESTMENTS, end of period                  $          37,136    $          13,810
                                                          =================    =================


RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable  measures  are  provided  because management uses this information in evaluating  the results of the continuing operations of the Company and internal goal  setting.  In  addition,  the  Company  believes  this information provides investors  better  insight on underlying business trends and results in order to evaluate  year  over year financial performance. As such, an increase in cost of goods  sold resulting from the flow through of inventory step-up associated with
the  Hardy  acquisition,  financing  costs  and   the  imputed  interest  charge
associated  with  the  Hardy  acquisition,  restructuring  and  related  charges
(including  exiting  the  U.S.  commodity  concentrate  product  line), gains on changes  in  fair  value  of derivative instruments, and the relief from certain excise  tax,  duty  and  other  costs  incurred in prior years are excluded from comparable  results. You may also visit the Company's website at www.cbrands.com
under  Investors/Financial  Information/Financial  Reports   for  a   historical
reconciliation between reported and comparable information.



                                       For the Three           For the Three           For the Year           For the Year
                                       Months Ended            Months Ended                Ended                  Ended
                                       February 29,            February 28,            February 29,           February 28,
                                           2004        Margin      2003        Margin      2004       Margin      2003       Margin
                                       -------------   ------  -------------   ------  ------------   ------  ------------   ------
Reported net sales                     $     881,315           $     653,034           $  3,552,429           $  2,731,612
  Excise tax, duty & other costs              (9,185)                   -                    (9,185)                  -
                                       -------------           -------------           ------------           ------------
Comparable net sales                   $     872,130           $     653,034           $  3,543,244           $  2,731,612
                                       =============           =============           ============           ============

Reported gross profit                  $     243,555    27.6%  $     177,233    27.1%  $    975,788    27.5%  $     760,715   27.8%
  Excise tax, duty & other costs             (11,527)                   -                   (11,527)                   -
  Inventory step-up                            5,218                    -                    22,472                    -
  Concentrate inventory write-down              -                       -                    16,827                    -
                                       -------------           -------------           ------------           -------------
Comparable gross profit                $     237,246    27.2%  $     177,233    27.1%  $  1,003,560    28.3%  $     760,715   27.8%
                                       =============           =============           ============           =============


Reported operating income              $     131,039    14.9%  $      85,323    13.1%  $    487,357    13.7%  $     404,958   14.8%
  Excise tax, duty & other costs             (10,434)                   -                   (10,434)                   -
  Inventory step-up                            5,218                    -                    22,472                    -
  Concentrate inventory write-down              -                       -                    16,827                    -
  Financing costs                               -                       -                    11,572                    -
  Restructuring and related charges            3,667                   4,764                 31,154                   4,764
                                       -------------           -------------           ------------           -------------
Comparable operating income            $     129,490    14.8%  $      90,087    13.8%  $    558,948    15.8%  $     409,722   15.0%
                                       =============           =============           ============           =============


Reported net income                    $      62,821     7.1%  $      52,021     8.0%  $    220,414     6.2%  $     203,306    7.4%
  Excise tax, duty & other costs              (6,678)                   -                    (6,678)                   -
  Inventory step-up                            3,340                    -                    14,382                    -
  Concentrate inventory write-down              -                       -                    10,769                    -
  Financing costs                               -                       -                     7,406                    -
  Restructuring and related charges            2,347                   2,892                 19,939                   2,892
  Imputed interest charge                       -                       -                     1,061                    -
  Gain on derivative instruments                -                    (14,039)                  (756)                (14,039)
                                       -------------           -------------           ------------           -------------
Comparable net income                  $      61,830     7.1%  $      40,874     6.3%  $    266,537     7.5%  $     192,159    7.0%
                                       =============           =============           ============           =============


Reported diluted earnings per share    $        0.55           $        0.56           $       2.06           $        2.19
  Excise tax, duty & other costs               (0.06)                   -                     (0.06)                   -
  Inventory step-up                             0.03                    -                      0.13                    -
  Concentrate inventory write-down              -                       -                      0.10                    -
  Financing costs                               -                       -                      0.07                    -
  Restructuring and related charges             0.02                    0.03                   0.19                    0.03
  Imputed interest charge                       -                       -                      0.01                    -
  Gain on derivative instruments                -                      (0.15)                 (0.01)                  (0.15)
                                       -------------           -------------           ------------           -------------
Comparable diluted earnings per share  $        0.54           $        0.44           $       2.49           $        2.07
                                       =============           =============           ============           =============


RECONCILIATION OF REPORTED AND PRO FORMA NET SALES
(in thousands)

Pro  forma  net  sales  are  provided  because  management believes this information provides investors better insight on underlying business trends and results in order to  evaluate  year  over  year  financial performance.  As such, pro forma net sales present net sales after giving effect to the Hardy acquisition as if the Company had owned  Hardy  in the periods presented.  You may also visit the Company's website at
www.cbrands.com   under  Investors/Financial  Information/Financial  Reports  for  a
reconciliation of reported net sales to pro forma net sales.

                                  For the Three      For the Three                      For the Year       For the Year
                                  Months Ended       Months Ended                          Ended              Ended
                                February 29,2004   February 28,2003   Growth          February 29,2004   February 28,2003   Growth
                                ----------------   ----------------   ------          ----------------   ----------------   ------
CONSOLIDATED NET SALES
Reported net sales              $        881,315   $        653,034      35%          $      3,552,429   $      2,731,612      30%
  Prior year Hardy sales (1)                -               113,000                               -               478,000
                                ----------------   ----------------                   ----------------   ----------------
Pro forma net sales             $        881,315   $        766,034      15%          $      3,552,429   $      3,209,612      11%
                                ================   ================                   ================   ================

CONSTELLATION WINES NET SALES
Reported net sales              $        629,032   $        429,200      47%          $      2,396,056   $      1,673,299      43%
  Prior year Hardy sales (1)                -               113,000                               -               478,000
                                ----------------   ----------------                   ----------------   ----------------
Pro forma net sales             $        629,032   $        542,200      16%          $      2,396,056   $      2,151,299      11%
                                ================   ================                   ================   ================

BRANDED WINE NET SALES
Reported net sales              $        394,580   $        250,055      58%          $      1,549,750   $        983,505      58%
  Prior year Hardy sales (1)                -               107,600                               -               456,600
                                ----------------   ----------------                   ----------------   ----------------
Pro forma net sales             $        394,580   $        357,655      10%          $      1,549,750   $      1,440,105       8%
                                ================   ================                   ================   ================

(1)  For the three months and 11 months ended February 28, 2003.


RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

                                                       Range for the Quarter                  Range for the Year
                                                        Ending May 31, 2004                Ending February 28, 2005
                                                   -----------------------------    -------------------------------------
Forecasted reported diluted earnings per share     $        0.39   $        0.42    $            2.39   $            2.49
  Inventory step-up                                         0.01            0.01                 0.03                0.03
  Financing costs - Call of senior notes                    0.06            0.06                 0.06                0.06
  Restructuring and related charges                         0.02            0.02                 0.07                0.07
                                                   -------------   -------------    -----------------   -----------------
Forecasted comparable diluted earnings per share   $        0.48   $        0.51    $            2.55   $            2.65
                                                   =============   =============    =================   =================


                                                      Actual                             Actual
                                                   For the Three                      For the Year
                                                   Months Ended                          Ended
                                                   May 31, 2003                     February 29, 2004
                                                   -------------                    -----------------
Reported diluted earnings per share                $        0.41                    $            2.06
  Excise tax, duty & other costs                            -                                   (0.06)
  Inventory step-up                                         0.04                                 0.13
  Concentrate inventory write-down                          -                                    0.10
  Financing costs                                           0.03                                 0.07
  Restructuring and related charges                         0.01                                 0.19
  Imputed interest charge                                   0.01                                 0.01
  Gain on derivative instruments                           (0.01)                               (0.01)
                                                   -------------                    -----------------
Comparable diluted earnings per share              $        0.49                    $            2.49
                                                   =============                    =================

                  ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005

     FINANCING COSTS - CALL (REDEMPTION) OF SENIOR NOTES - On February 10, 2004, the Company called its $200,000,000 8.5% senior subordinated notes due 2009. In connection with this redemption, the Company expects to incur an unusual charge in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. The Company expects this charge to be approximately $0.06 per share for fiscal 2005.
     RESTRUCTURING AND RELATED CHARGES - In connection with the further realignment of business operations within the Company's wine division and, as previously announced in fiscal 2004, exiting the commodity concentrate product line, the Company expects restructuring and related charges of approximately
$0.07 per share for fiscal 2005 ($0.03 for exiting the commodity concentrate product line and $0.04 for further realignment of business operations).
     INVENTORY STEP-UP - The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy preacquisition. For inventory produced and sold after the acquisition date, the related manufacturer's profit accrues to the Company. As a result of final appraisals, the Company expects the flow through of inventory step-up to have a negative impact of approximately $0.03 per share for fiscal 2005.

                  ITEMS AFFECTING COMPARABILITY FOR FISCAL 2004

     EXCISE TAX, DUTY AND OTHER COSTS - The Company recognized a net benefit of $10.4 million related to relief from certain excise taxes, duty and other costs incurred in prior years. The net $10.4 million is comprised of a $9.2 million increase in net sales, a $2.3 million reduction in cost of product sold and a $1.1 million increase in SG&A. This had a positive impact of approximately $0.06 per share for fiscal 2004.
     INVENTORY STEP-UP - The flow through of inventory step-up had an impact of approximately $0.13 per share for fiscal 2004.
     CONCENTRATE INVENTORY WRITE-DOWN - The Company made a decision to exit the U.S. commodity concentrate product line - located in Madera, California. The commodity concentrate product line was facing declining sales and profits and was not part of the Company's core business, beverage alcohol. The Company continues to produce and sell value-added, proprietary products such as MegaColors. The charge for the write-down of concentrate inventory was $0.10 per share for fiscal 2004. In addition, and related to exiting this product line, the Company expects to record restructuring and related charges of approximately $0.17 per share, of which $0.14 was recorded in fiscal 2004 and $0.03 will be recorded in fiscal 2005.
     FINANCING COSTS - HARDY ACQUISITION - In connection with the Hardy acquisition, the Company recorded amortization expense for deferred financing costs associated with noncontinuing financing, primarily related to the bridge loan agreement. This charge was $0.07 per share for fiscal 2004.
     RESTRUCTURING AND RELATED CHARGES - Restructuring and related charges resulted from the realignment of business operations in the Company's wine division, as previously announced in the fourth quarter of fiscal 2003, and exiting the commodity concentrate product line. The Company incurred total charges of approximately $0.19 per share for fiscal 2004 ($0.05 for realignment of businesses and $0.14 for exiting the commodity concentrate product line).
     IMPUTED INTEREST CHARGE - In connection with the Hardy acquisition and in accordance with purchase accounting, the Company was required to take a one-time imputed interest charge for the time period between when the Company obtained control of Hardy and the date it paid Hardy shareholders. The Company incurred a charge of $0.01 per share for fiscal 2004.
     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The Company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The Company incurred a gain of $0.01 per share for fiscal 2004.

                  ITEMS AFFECTING COMPARABILITY FOR FISCAL 2003

     RESTRUCTURING AND RELATED CHARGES - Restructuring and related charges resulted from the realignment of business operations in the Company's wine division. The Company incurred total charges of approximately $0.03 per share for fourth quarter 2003.
     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. In accordance with GAAP, the Company recorded a gain of $0.15 per share in fourth quarter 2003 based on the net change in fair value of the derivative instruments on February 28, 2003.

                             **********************